Exhibit 10.10




                              AMENDED AND RESTATED

                              SHAREHOLDER AGREEMENT

                                      among

                                   COMROAD AG,


                               INTELLIWORXX, INC.


                                       and


                                 COMWORXX, INC.




                             Dated January 16, 2001

                              AMENDED AND RESTATED
                              --------------------

                              SHAREHOLDER AGREEMENT
                              ---------------------

          THIS AMENDED AND RESTATED SHAREHOLDER AGREEMENT (the "Agreement"), dated as of January 16, 2001, is entered into by and among ComRoad AG, a company existing under the laws of Germany ("ComRoad"), Intelliworxx, Inc., a corporation existing under the laws of the State of Florida ("Intelliworxx"), and Comworxx, Inc., a corporation existing under the laws of the State of Florida ("Comworxx"). ComRoad and Intelliworxx are sometimes hereinafter referred to individually as a "Shareholder" and collectively as the "Shareholders".

                              W I T N E S S E T H:
                               - - - - - - - - - -

          WHEREAS, the Shareholders entered into a Shareholder Agreement, dated July 31, 2000 (the "Original Shareholder Agreement"), pursuant to which the Shareholders set forth their rights, obligations and duties with respect to Comworxx;

          WHEREAS, ComRoad owns 2,000,000 shares and Intelliworxx owns 4,000,000 shares of Comwroxx's Common Stock (as hereafter defined);

          WHEREAS, pursuant to a letter agreement between Comworxx and ComRoad (the "ComRoad Letter Agreement"), dated as of the date hereof, ComRoad will purchase, on the date hereof, an additional 2,163,266 shares of Comworxx's Common Stock from Comworxx for a subscription price of $2,163,266 in cash, upon the terms and conditions set forth therein;

          WHEREAS, pursuant to a warrant granted by Comworxx to Intelliworxx (the "Intelliworxx Warrant"), dated as of the date hereof, Intelliworxx may purchase an additional 1,000,000 shares of Comworxx's Common Stock for $1.00 per share, in accordance with the terms and conditions set forth therein;

          WHEREAS, after the purchase by ComRoad of the additional 2,163,266 shares of Common Stock, the outstanding capital stock of Comworxx will consist of 8,163,266 shares of Common Stock of which 51% will be held by ComRoad and 49% will be held by Intelliworxx;

          WHEREAS, in light of the purchase by ComRoad of the additional 2,163,266 shares of Common Stock and the grant of the Intelliworxx Warrant, the Shareholders desire to amend and restate the Original Shareholder Agreement in its entirety;


          NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and the representations and warranties contained herein and in the ComRoad Letter Agreement and the Intelliworxx Warrant, the parties hereto hereby agree as follows:

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1.   DEFINITIONS
     -----------

          (a) "Affiliate" shall mean with respect to any Person that is not an individual, another Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

          (b) "Board" shall mean the board of directors of Comworxx.

          (c) "Business" shall mean the business conducted by Comworxx. Such Business includes, without limitation, the marketing, selling and/or distributing of the Comworxx Products (as defined in Section 3.1 below) and providing services related thereto.

          (d) "Common Stock" shall mean the common stock of Comworxx, no par value per Share, including all series and classes thereof.

          (e) "Control" (and the correlative terms "Controlling" and "Controlled") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise.

          (f) "Percentage Ownership" shall mean each Shareholder's percentage ownership interest in Comworxx, on a fully diluted basis.

          (g) "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization.

          (h) "Preferred Stock" shall mean the preferred stock of Comworxx, if any, including all series thereof.

          (i) "SEC" shall mean the Securities and Exchange Commission or any successor agency thereto administering federal securities laws.

          (j) "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

          (k) "Shares" shall mean shares of Common Stock and Preferred Stock of Comworxx.

          (l) "Subsidiary" means, with respect to any Person, any other Person
     (i) more than fifty percent (50%) of whose outstanding capital stock or equity or membership interests is owned directly or indirectly by such Person or (ii) with respect to which, such Person has the ability to elect a majority of the members of the Board of Directors or similar governing body.

          (m) "Transfer" means any sale, assignment, gift, encumbrance, pledge, exchange or any other disposition of all or any part of the Shares, whether voluntary or involuntary, direct or indirect.

2.   MANAGEMENT AND OPERATION
     ------------------------

     2.1 Composition and Election of the Board

     As long as ComRoad and Intelliworxx are shareholders of Comworxx, they agree to vote their respective shares in order to ensure that not less than one designee of each of the Shareholders shall serves as a director; provided, however, neither ComRoad nor Intelliworx shall have any obligation to vote its repsective shares in accordance with this Article 2 if the other party's Percentage Ownership, at the time of such vote, is less than twenty (20%) percent. If such director is designated by Intelliworxx, he or she shall be referred to as the "Intelliworxx Director" and if designated by ComRoad, shall be referred to as the "ComRoad Director." The Shareholders further agree:

          (a) In the event of a vacancy on the Board resulting from the death or resignation of a director, the removal of a director pursuant to the provisions of this Agreement, an increase in the number of directors, or by reason of any other circumstance, ComRoad and Intelliworxx each agree to fill, or to cause their respective designees on the Board to fill, such vacancy so that at all times not less than one (1) designee of each of ComRoad and Intelliworxx will serve on the Board. Any vacancy shall be filled as soon as practicable and ComRoad and Intelliworxx shall cause the Board to forbear taking any actions until such vacancy is filled.

          (b) In the event that either Intelliworxx or ComRoad desires to remove any of its designated directors from the Board, ComRoad or Intelliworxx, as the case may be, shall vote at once to remove such director, if Intelliworxx or ComRoad so requests.

     2.2 Board Meetings
     ------------------

     The Shareholders shall cause Comworxx to call, and use their best efforts to hold, regular quarterly meetings of the Board. Comworxx will pay the reasonable travel, lodging and related expenses of directors attending meetings of the Board, but Comworxx shall not otherwise compensate the members of the Board for serving in such capacity.

     2.3 Responsibilities of the Board
     ---------------------------------

     Comworxx shall be managed in accordance with this Agreement and applicable laws. The business and affairs of Comworxx shall be managed by or under the direction of the Board which may, subject to the terms of this Agreement, exercise all such powers of Comworxx and take such lawful actions as are not by statute or regulation or by the Certificate of Incorporation or the By-Laws of Comworxx or by this Agreement directed or required to be done by the shareholders of Comworxx. The Board, subject to the terms of this Agreement, shall have overall responsibility and decision-making authority with regard to the operations of Comworxx including, without limitation, the power and authority (i) to elect officers and other members of the management of Comworxx (the "Management"), (ii) to consider actions or recommendations by the Management and (iii) to make recommendations to the shareholders of Comworxx on matters requiring a vote of such shareholders.

     2.4 Quorum
     ----------

     The presence, in person, by telephone or by written proxy, at any meeting of the Board, of a majority of the Board, as the case may be, shall be necessary to constitute a quorum, provided, however, that the directors present must include at least one (1) ComRoad Director and one (1) Intelliworxx Director. In the event there is a lack of a quorum as aforesaid at any particular meeting, it shall be reconvened at the same time and place at least three (3) business days later at the same time and same place as the time and place set forth in the Notice of the original meeting at which time and place the presence, in person or by written proxy of a majority of the Board shall be necessary to constitute a quorum.

     2.5 Responsibilities of Management
     ----------------------------------

     Subject to the general control and authority of the Board or the Shareholders as provided in this Agreement, Management shall have the authority and responsibility (i) to conduct the day-to-day business of Comworxx, (ii) to report to the Board regarding such business, (iii) to make recommendations to the Board on matters requiring action by the Board and (iv) to perform such other duties and to have such other powers as are set forth in Comworxx's By-Laws or as the Board may from time to time prescribe.

     2.6 Chief Executive Officer/President
     -------------------------------------

     The Board shall elect a Chief Executive Officer/President of Comworxx, who may be removed at any time by the Board with or without cause. The Chief Executive Officer/President shall prepare, and shall oversee the preparation of, the business plan of Comworxx, which shall be prepared annually and shall address the budget, plans and forecasts of Comworxx with respect to the following three fiscal years (the "Business Plan"). The Chief Executive Officer/President shall deliver the Business Plan to the Board on or before October 15 of each year. In addition, the Chief Executive Officer/President shall be responsible for the preparation and delivery of such reports as may be required by the Board from time to time, including without limitation, written monthly reports of the financial condition and sales of Comworxx with respect to the preceding month which shall be delivered to the Board on or before the seventh day of each month and quarterly financial statements of Comworxx including a cash-flow statement, balance sheet as at the end of such quarter and statements of income and retained earnings for such period. The Chief Executive Officer/President shall conduct the operations of Comworxx in accordance with the Business Plan, as approved by the Board.


     2.7 Major Decisions
     -------------------

     Notwithstanding anything contained herein or in the Certificate of Incorporation or By-Laws of Comworxx to the contrary:

          (a) the following matters must be approved in advance by ComRoad, so long as ComRoad's Percentage Ownership is equal to at least twenty (20%) percent:

               (i) the declaration or payment of any dividends or any distributions upon any of Comworxx's equity securities;

               (ii) the redemption, purchase or acquisition of any of Comworxx's equity securities unless such redemption, purchase or acquisition is pro rata from all Shareholders;

               (iii) the issuance or entering into any agreement providing for the issuance (contingent or otherwise) of any equity securities or any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, or containing profit participation features), or the borrowing of any loans or advances from the Shareholders;

               (iv) any loans or advances to, guarantees for the benefit of, or investments in, any Person, except for (A) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (B) certificates of deposit of commercial banks having combined capital and surplus of not less than

          $250 million or (C) commercial paper with a rating of at least "Prime-l" by Moody's Investors Service, Inc. (or its successor in interest); (D) advances to employees in the ordinary course of business; (E) other investments not exceeding $100,000; and (F) advances of credit to customers in the ordinary course of business.

               (v) the sale, lease or disposition of any principal Subsidiary or division, if any, of Comworxx or substantially all of the assets of Comworxx or of such principal Subsidiary or division, in any transaction or series of related transactions (other than sales in the ordinary course of business);

               (vi) a recapitalization or legal and financial reorganization other than for accounting and tax purposes (the effect of which recapitalization or legal and financial reorganization for accounting and tax purposes would not materially adversely affect ComRoad or Intelliworxx);

               (vii) the consolidation or merger of Comworxx with any other company, association, partnership or legal entity;

               (viii) the acquisition of a controlling interest in any business with a purchase price exceeding $1 Million (whether by a purchase of stock, merger or otherwise);

               (ix) the formation of any Subsidiary;

               (x) the entering into any transaction with any of the directors or officers of Comworxx, except for employment arrangements and benefit programs;

               (xi) the entering into any transaction with any Shareholder or its Affiliates on terms less favorable to Comworxx than would be available from a third party or if such third party does not exist, then on a basis which is not arms' length;

               (xii) any lien or encumbrance of any of Comworxx's assets securing indebtedness other than liens or encumbrances securing indebtedness in the aggregate of less than 50% of Comworxx's assets unless such lien or encumbrance arises in a commercial loan transaction in which the lender is a bank or other non-affiliated institution that makes business loans in the ordinary course of its business;

               (xiii) the entering into any lease or other rental agreement (excluding (a) leases with respect to data processing equipment, warehouses and warehousing equipment, office equipment and vehicles (other than aircraft) and (b) capitalized leases) under which the amount of the aggregate lease payments under such lease or agreement exceeds $75,000 in any twelve-month period;

               (xiv) any amendment to the Certificate of Incorporation or the By-Laws of Comworxx;

               (xv) change of the fiscal year of Comworxx (which fiscal year on the date hereof shall be January 1 through December 31);

               (xvi) a change in the number of directors or the altering of the constitution of the quorum requirement for the Board;

               (xvii) the payment of any compensation to any director (other than reasonable salary paid to such director in the capacity of an officer of Comworxx), except for reimbursement of reasonable out-of-pocket expenses incurred in attending meetings;

               (xviii) the approval of the Business Plan;

               (xix) any capital expenditures in excess of $200,000 for a single transaction or any series of related transactions except as may be set forth in the Business Plan;

               (xx) the engagement of the auditors of Comworxx;

               (xxi) the procurement of insurance coverage, including directors and officers insurance;

               (xxii) the appointment of the Chief Executive Officer/President and the hiring of management employees;

               (xxiii) the undertaking of a change in the product mix, distribution channel or business area of the Business;

               (xxiv) a change of the principal place of business;

               (xxv) the creating, incurring, assuming or suffering to exist indebtedness for borrowed money in an amount greater than the stated capital of Comworxx; and

               (xxvi) the dissolution, termination or winding up of Comworxx or its Business; and


          (b) The matters set forth in paragraphs 2.7 (a) (ii), (iii), (iv),
(v), (vi), (vii), (viii), (ix), (xi), (xii), (xiv), (xvi), (xvii), (xix),
(xxii), (xxiv), (xv) and (xxvi) must be approved in advance by Intelliworxx for so long as Intelliworxx's Percentage Ownership is equal to at least twenty (20%) percent.

     2.8  General Principles
     -----------------------

     The Shareholders agree that Comworxx shall be managed in accordance with the following operating principles:

          (a) The Shareholders shall conduct the Business in a spirit of cooperation and partnership, with recognition of their shared risk and benefit.

          (b) The Shareholders shall act in an expeditious manner to launch the products of Comworxx into the market with due consideration for the quality of such products.

          (c) The Shareholders shall conduct the Business with due diligence and efficiency, and in accordance with sound customer relations and financial, legal and business practices.

          (d) Comworxx shall keep the properties of Comworxx and its activities adequately insured with financially sound insurance companies of good reputation.

          (e) Comworxx shall maintain an accounting and cost control system and books and accounts, respectively, to reflect fairly and accurately the financial position and results of the operations of Comworxx.

          (f) The Management shall manage Comworxx in accordance with the budget and the agreed-upon Business Plan.

          (g) The Board and the Management shall promptly inform the Shareholders of important events or conditions which might materially affect the Business.

     2.9  Additional Equity Requirements
     -----------------------------------

          (a) If at any time the Board shall determine that Comworxx requires additional funding and if both (i) such funding is unavailable to Comworxx upon reasonable terms through third party financing, and (ii) Shareholder loans would be characterized as equity rather than debt by applicable tax authorities, then the Shareholders shall consult in good faith in order to determine whether they are able to make equity contributions in proportion to their then current Percentage Ownership.

          (b) If a Shareholder elects not to make an equity contribution (such election to be promptly delivered in writing to the other Shareholder), then the other Shareholder may make all or a portion of the equity contribution required and receive additional Shares for such equity contribution; provided, however, that the purchase price per Share in connection with such equity contribution shall be no less than $1.00 per Share.

3.   BUSINESS OF COMWORXX
     ------------------------

     3.1 Restriction on Intelliworxx's Activities
         ----------------------------------------

     Intelliworxx agrees that for so long as it or any of its Affiliates is a Shareholder and for a period of two (2) years thereafter, it shall not, and it shall cause each of its Affiliates not to, in any manner, sell or distribute any products or render any services that are in direct competition with the Comworxx Products as defined hereafter. For the purposes of this Agreement, "Comworxx Products" shall mean the fleet management, security-emergency, online information and off-board navigation application products supplied by ComRoad to Comworxx and the telematic services related thereto, including, without limitation, StreetMachine-StreetGuard-StreetPC, MapCom-client, MapCom-server, InfoCom-server, NavCom-server, and DONNA-Telematic Services.

     3.2 Restrictions on Shareholders
         ----------------------------

     Without the prior written consent of the other Shareholder, during the term of this Agreement and for a period of three (3) years after the termination of this Agreement, no Shareholder shall, and each Shareholder shall cause its Affiliates not to, directly or indirectly, employ, solicit for employment, or otherwise assist in the solicitation or employment, of any employee or identified prospective employee of Comworxx.

     3.3 Other Business
         --------------

     Except as may be set forth herein or in any written agreement between the Shareholders, the Shareholders and their Affiliates shall not be restricted in any manner form engaging in any business activity; provided, however, that each Shareholder agrees that it will, upon the written request of the other

Shareholder, discuss with such Shareholder the impact of the current or planned business activities of it and its Affiliates on the Business.

     4. REPRESENTATIONS OF SHAREHOLDERS
        -------------------------------

     Each Shareholder hereby represents and warrants, as the case may be, to the other Shareholder as follows:

     4.1 Organization and Existence
         --------------------------

     Each Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Such Shareholder has full corporate power and authority to own and lease properties and assets it now owns and leases and to carry on its business as and where such properties and assets are now owned or leased and in such manner as such business is now conducted.

     4.2 Authority and Approval
         ----------------------

     Such Shareholder has the corporate power and authority to enter into this Agreement and the other agreements referred to herein to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement is a valid and binding obligation of such Shareholder, enforceable against it in accordance with its terms. When executed, the other agreements referred to herein to which such Shareholder is a party will be valid and binding obligations of such Shareholder enforceable against it in accordance with their respective terms.

     4.3 No Conflict
         -----------

     The execution, delivery, and performance of this Agreement and the other agreements referred to herein do not and will not (i) conflict with, or cause a default (whether with or without the passage of time or the giving of notice or both) under, or require the consent of any Person or entity under any indenture, mortgage, lien, lease, agreement, or instrument to which such Shareholder is a party or by which it is bound, or (ii) violate any provision of, or require any consent, authorization, or approval under, any law or administrative regulation or any judicial, administrative or arbitral order, award, judgment, decree or injunction by which such Shareholder is bound.

5.   TRANSFER OF SHARES
     ------------------

     5.1 Transfers
         ---------

     Except as otherwise provided in the Certificate of Incorporation of Comworxx or in that certain Pledge Agreement between the parties dated as of July 31, 2000 (the "Pledge Agreement"), the Shares may only be Transferred in accordance with and subject to the provisions hereof. Notwithstanding the foregoing, Shares may be Transferred at any time to any member of the Intelliworxx 100% Group (in the case of Shares held by Intelliworxx) and to any member of ComRoad 100% Group (in the case of Shares held by ComRoad), but only
(i) if the transferee is already a party hereto or shall have first agreed to adhere to and be bound by the provisions hereof by executing and delivering in favor of the other Shareholder an undertaking to the effect that from the date of such undertaking, or, if later, the date of the Transfer, the transferee shall become a party hereto, in place of the transferor to the extent that the transferor ceases to hold Shares as a result of such Transfer and that any reference made herein to the transferor shall include the transferee, and (ii) on terms that the transferee shall re-Transfer the Shares to a member of the Intelliworxx 100% Group (in the case of Shares held by Intelliworxx) or to a member of ComRoad 100% Group (in the case of Shares held by ComRoad), prior to such transferee, ceasing to be a member of the Intelliworxx 100% Group or ComRoad 100% Group (as the case may be). "100% Group" shall mean, in the case of Intelliworxx, Intelliworxx and its wholly-owned Subsidiaries (the "Intelliworxx 100% Group"), and in the case of ComRoad, ComRoad and its wholly-owned Subsidiaries (the "ComRoad 100% Group").

     5.2 Encumbrance
         -----------

     Except as otherwise provided in the Pledge Agreement, no Shareholder may encumber, mortgage, pledge, hypothecate or place a lien (or make any disposition similar thereto) (collectively, an "Encumbrance") upon all or any portion of its Shares or its rights under this Agreement, or agree to do so, without the prior written consent of the other Shareholder. 5.3 Violation

     Any purported Transfer or Encumbrance not in accordance with this Agreement shall be null and void and shall not be recognized by Comworxx. No Transfer may be made by the Secretary of Comworxx upon its stock transfer books unless there has been compliance with the terms of this Agreement with respect to such Transfer.

     5.4 Legends
         -------

          (a) Each Share certificate held by each Shareholder, and by each successive transferee of such Shares, if any, shall bear substantially the following legend, until such time as the Shares represented thereby are no longer subject to the provisions hereof:

     "THE SALE, TRANSFER, ASSIGNMENT, PLEDGE OR ENCUMBRANCE OF THESE SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AMENDED AND RESTATED SHAREHOLDER AGREEMENT DATED AS OF JANUARY , 2001, AS AMENDED FROM TIME TO TIME, BY AND AMONG COMROAD AG AND INTELLIWORXX, INC., AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNLESS SUCH TERMS AND CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE

     TO THE SECRETARY OF COMWORXX. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND SUCH LAWS OR AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER."

6.   Right of First Offer
     --------------------

     Except as otherwise provided in the Pledge Agreement, no Shareholder may Transfer any Shares except after compliance with this Section 6.

          (a) A Shareholder desiring to transfer Shares (the "Offeror") to any Person other than a member of the 100% Group of such Shareholder, shall give notice (a "First Offer Notice") thereof to the other Shareholder (the "Offeree").

          (b) Any such First Offer Notice shall contain a complete description of Shares to be Transferred (the "Offered Shares"), the offered purchase price (the "Purchase Price") and all other material terms and conditions of such offer (the "Purchase Terms").

          (c) The Offeree shall have the right, exercisable at any time within 10 days commencing on the date of delivery of the First Offer Notice, to accept the offer to purchase all and not less than all of the Offered Shares at the Purchase Price and on the Purchase Terms specified in the First Offer Notice. If the Offeree desires to accept the offer, it shall furnish a written notice to the Offeror, agreeing to purchase the number of Offered Shares at the Purchase Price and on the Purchase Terms specified in the First Offer Notice.

          (d) If within such 10 day period the Offeree shall not have accepted to purchase all of the Offered Shares, or if the sale of the Offered Shares to the Offeree shall not have been consummated within 45 days following delivery of the First Offer Notice other than through the fault of the Offeror, the Offeror shall be free, for a period of 180 days from the date on which such 10 day period expires, to transfer the Offered Shares without restriction by reason of this Section 6 on terms no less favorable to the Offeror than those contained in the First Offer Notice and at a price of no less than ninety percent (90%) of the Purchase Price. Upon the expiration of such 180 day period, the Offered Shares shall once again be subject to the provisions of this Section 6.

          (e) Upon acceptance of any such offer, the Offeree shall make to the Offeror payment in the appropriate amount against (i) delivery of certificates or other instruments representing the Shares so purchased, appropriately endorsed by the Offeror and (ii) completion of all documentation necessary to satisfy all of the Purchase Terms. The Offeree shall make payments by wire transfer of immediately available funds to a bank account specified by the Offeror. The closing for the purchase of Shares pursuant hereto shall occur within 35 days after the expiration of the ten day period, unless otherwise agreed to by the Offeror and the Offeree.

          (f) The provisions of this Section 6 shall not apply to Shares Transferred to a 100% Group member of the Transferring Shareholder or to Shares Transferred pursuant to Section 7.

          (g) The provisions of this Section 6 shall terminate upon consummation of an underwritten public offering of Common Stock registered with the SEC under the Securities Act, following which the Common Stock is listed on a U.S. based national securities exchange or the Nasdaq National Market.

7.   TAG ALONG RIGHTS
     ----------------

     If, upon compliance with the provisions hereof, either Intelliworxx or ComRoad have successfully negotiated the Transfer of any of its Shares to a prospective buyer (the "Initiating Shareholder"), the other shareholder (the "Tag-Along Shareholder") and its Affiliates shall have the right to participate ("Tag-Along-Rights") in such Transfer on a pro rata basis, according to their Percentage Ownership at the time of the proposed Transfer such that the Tag-Along Shareholder and its Affiliates shall have the right to Transfer the same percentage of their Shares as the percentage of the Shares owned by the Initiating Shareholder and its Affiliates that the Initiating Shareholder and its Affiliates Transfer, all at the same price and upon the same terms and conditions. For this purpose, the Initiating Shareholder shall give notice to the Tag-Along Shareholder of any proposed Transfer giving rise to the Tag Along Rights at least forty-five (45) days in advance to the proposed consummation of such Transfer indicating (i) the number of offered Shares; (ii) the name of the prospective buyer; (iii) the price at which the Initiating Shareholder has bona fide intention to Transfer the offered Shares to the prospective buyer and (iv) the method of payment and other terms and conditions of the proposed transfer ("Transfer Notice"). The Tag-Along-Rights must be exercised by the Tag-Along Shareholder within thirty (30) days following the date of the Transfer Notice by giving written notice to the Initiating Shareholder of its election to exercise its Tag-Along-Rights and specifying the number of Shares up to the maximum participation on a pro rata basis, as stated above. Notwithstanding the foregoing, if the Initiating Shareholder and its Affiliates propose to Transfer a number of Shares, in one or a series of transactions, to a prospective buyer which will result in such prospective buyer and its Affiliates possessing more than one third (1/3) of the Shares, the Tag-Along Shareholder and its Affiliates shall have the right to Transfer to the prospective buyer all of their Shares. If the prospective buyer does not purchase the Shares of the Tag-Along Shareholder and its Affiliates which are subject to the Tag-Along-Rights, then the Initiating Shareholder shall not be permitted to make the proposed Transfer.

8.   Representations and Warranties on transfers
     -------------------------------------------

     In the event of any Transfer between Shareholders under this Agreement, the Transferring Shareholder hereby represents and warrants to the non-Transferring Shareholder that such Transferring Shareholder is and on the date of Transfer shall be the record and beneficial owner of its Shares free and clear of all liens. Upon delivery of the Shares to the non-Transferring Shareholder as herein contemplated, the non-Transferring Shareholder shall acquire the entire legal and beneficial ownership of, and shall have good, valid and marketable title to the Shares, free and clear of any liens.

9.   TERMINATION
     -----------

          This Agreement shall be terminated upon the Transfer of all Shares held by the parties hereto to one Shareholder or at any time by mutual written agreement of the parties hereto.


          This Agreement may be terminated:

          (a) immediately by ComRoad upon a change in Control of Intelliworxx;

          (b) immediately by either party, if the other party enters into liquidation or dissolution or becomes insolvent or if a trustee or receiver is appointed for the other, whether by involuntary act or otherwise, or any proceeding is instituted by or against the same under the provisions of any current or future bankruptcy act or amendment thereto and is not dismissed within sixty (60) days, or if it enters into any voluntary, court supervised, arrangement with its creditors.

10.  DISPUTE RESOLUTION
     ------------------

     10.1 Amicable Resolution
          -------------------

         The Shareholders acknowledge that irreconcilable differences may arise concerning the matters set forth in this Agreement. In attempting to resolve any such differences, each Shareholder shall negotiate in good faith and shall use all reasonable efforts to resolve such differences on an amicable basis by open discussion between the Shareholders. In any event, the Shareholders shall cooperate to permit the continued conduct of the Business without permitting such differences to affect other areas of the Business.

     10.2 Arbitration
          -----------

          (a) Any disputes between the parties hereto arising out of or relating to this Agreement, including, without limitation, any alleged breach hereof, which cannot be resolved in accordance with Section 10.1 shall be submitted to and settled by arbitration in accordance with the rules of the

     American Arbitration Association ("AAA") relating to commercial arbitration then in effect. Such arbitration shall be controlled by the provisions of this Agreement and shall be conducted in New York by a panel of three (3) arbitrators in accordance with such rules, whose decision shall not be appealed or otherwise challenged on the merits. In the event of arbitration, Intelliworxx shall select one (1) arbitrator and ComRoad shall select one (1) arbitrator. The two arbitrators so selected shall then select the third arbitrator. In the event the two arbitrators are unable to agree on a third arbitrator within thirty (30) days after selection of the second arbitrator, the third arbitrator shall be selected by the AAA. The decision of the arbitrators shall be rendered in writing, and judgment on such award may be entered in any court of competent jurisdiction.

          (b) The arbitrators shall award the costs and expenses of the arbitration, including reasonable attorneys' fees, disbursements, arbitration expenses, arbitrators' fees and the administrative fee of the AAA, which award shall reflect the determination of the arbitrators on the merits.

          (c) In addition to the foregoing remedy of arbitration, each party hereto shall be entitled to seek from any court of competent jurisdiction such equitable relief, including specific performance, as such party may be entitled under applicable law.

11.  MISCELLANEOUS
     -------------

     11.1 Prevailing Agreement
          --------------------

     In the event of any conflict or inconsistency between the By-Laws of Comworxx and this Agreement, this Agreement shall prevail.

     11.2 Headings
          --------

     The section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise to affect any of the provisions hereof.

     11.3 Notices
          -------

     All notices or other communications required or permitted hereunder shall be given in writing and shall be delivered against receipt or sent by two-day delivery pursuant to which a receipt of delivery is obtained, or by telex or facsimile, provided that a copy of such communication or notice is also sent by mail, as follows:

                  If to ComRoad:

                  Edisonstrasse 8
                  85716 Unterschleissheim/Munchen
                  Germany

                  Facsimile: 011 49 89 3151 694
                  Attention: Bodo Schnabel

                  with a copy to:

                  McDermott, Will & Emery
                  50 Rockefeller Plaza
                  New York, New York 10020

                  Facsimile: (212) 547-5444
                  Attention: Thomas Sauermilch

                  If to Intelliworxx:

                  1819 Main Street, Suite 1101
                  Sarasota, Florida 34326

                  Facsimile: (941) 365-1204
                  Attention: Michael P. Jonas

                  with a copy to:

                  Sommer & Schneider LLP
                  595 Stewart Avenue, Suite 710
                  Garden City, New York 11530

                  Facsimile: (516) 228-8211
                  Attention: Herb Sommer

                  If to Comworxx:

                  1819 Main Street, Suite 1101
                  Sarasota, Florida 34326

                  Facsimile: (941) 365-1204
                  Attention: Michael P. Jonas

                  with a copy to:

                  McDermott, Will & Emery
                  50 Rockefeller Plaza
                  New York, New York 10020

                  Facsimile: (212) 547-5444
                  Attention: Thomas Sauermilch
or such other address as shall be furnished in writing by such party in accordance with this Section 11.3, and any such notice or communication shall be effective and be deemed to have been given as of the date sent by two-day delivery or by telex or facsimile, in the country of origin, properly addressed to such other party and with delivery charge paid; provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

     11.4 Assignment
          ----------

     This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party (other than to a member of a 100% Group to which the interests held by such party have been Transferred, in which event the transferor shall remain bound by the terms and conditions of this Agreement) without the prior written consent of the other parties.

     11.5 Entire Agreement
          ----------------

     This Agreement, the ComRoad Letter Agreement, and the Intelliworxx Warrant, dated as of the date hereof, as well as the letter agreement between Comworxx and ComRoad, the letter agreement between Comworxx and Intelliworxx, the Pledge Agreement, and the promissory note by Intelliworxx to ComRoad, all dated July 31, 2000, (including any schedules and exhibits hereto and thereto) embody the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior written or oral commitments, arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants and undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein or therein.

     11.6 Modifications, Amendments and Waivers
          -------------------------------------

     This Agreement may be modified or amended only by a written agreement executed by all parties hereto. No waiver of any right or term hereof shall be effective unless in a writing executed by the party which is entitled to the benefits of such right. No waiver of any right or privilege hereunder shall operate as waiver of any subsequent or similar right or privilege.

     11.7 Counterparts
          ------------

     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     11.8 Governing Law
          -------------

     This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect and performance.

     11.9 Severability
          ------------

     If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

     11.10 Specific Performance
           --------------------

     The parties recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any non-breaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages.


                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Shareholder Agreement to be duly executed as of the day and year first above written.

                                            COMROAD AG


                                            By:  /s/  Bodo Schnabel
                                               -------------------------------
                                            Name:     Bodo Schnabel
                                                 -----------------------------
                                            Title:    President
                                                 -----------------------------


                                            INTELLIWORXX, INC.


                                            By:  /s/  Christopher J. Floyd
                                               -------------------------------
                                            Name:     Christopher J. Floyd
                                                 -----------------------------
                                            Title:    CFO
                                                 -----------------------------


                                            COMWORXX, INC.


                                            By:  /s/  Michael P. Jonas
                                               -------------------------------
                                            Name:     Michael P. Jonas
                                                 -----------------------------
                                            Title:    CEO
                                                 -----------------------------